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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                  FORM 12b-25

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                                                   Commission File Number 0-22421
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                          NOTIFICATION OF LATE FILING

(Check One):   [_] Form 10-K      [_] Form 11-K      [_] Form 20-F      [X] Form 10-Q      [_] Form N-SAR
       For Period Ended:    March 31, 1998
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[_] Transition Report on Form 10-K                                     [_] Transition Report on Form 10-Q
[_] Transition Report on Form 20-F                                     [_] Transition Report on Form N-SAR
[_] Transition Report on Form 11-K
       For the Transition Period Ended:     _____________________________________________________________

       Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

       If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:  _______________________________________________________________________________
__________________________________________________________________________________________________________

                                    PART I
                            REGISTRANT INFORMATION

Full name of registrant         MD HealthShares Corporation
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Former name if applicable
__________________________________________________________________________________________________________

Address of principal executive office (Street and number)
       12021 Bricksome Avenue
__________________________________________________________________________________________________________
City, state and zip code      Baton Rouge, Louisiana 70816
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                                    PART II
                            RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable effort or expense;
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be
[X] filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                   PART III
                                   NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

          The Company hired a new Chief Financial Officer effective April, 1998. The new Chief Financial Officer has determined that there exist certain deficiencies relating to accounting records which have prevented the Company from timely filing its Form 10-QSB for the three months ended March 31, 1998.

                                    PART IV
                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

     Adam A. Short, Chief Financial Officer         (504)        293-3272
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                    (Name)                       (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes    [_] No

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     (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          MD HEALTHSHARES CORPORATION
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                 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  April 15, 1998                      By:  /s/ Adam A. Short
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                                               Adam A. Short
                                               Chief Financial Officer